Exhibit 99.1

Language Line, Inc. Reports 2004 Fourth Quarter and Full Year 2004 Financial Results and Conference Call

Monterey, CA (March 31, 2005) – Language Line, Inc. (“Language Line”) reported today financial results for the three months and twelve months ended December 31, 2004. The Company will host a conference call at 4:00 p.m. ET on Thursday, March 31, 2005 to discuss its results.

Three Months Ended December 31, 2003 and December 31, 2004

Revenue for the three months ended December 31, 2004 was $36.7 million as compared to $35.2 million for the three months ended December 31, 2003, with the increase in revenue being driven by a 13% increase in billed minutes offset by an 8% decline in the average rate per minute.

For the three months ended December 31, 2004, cost of services was $12.2 million, compared with $11.6 million for the three months ended December 31, 2003. This increase was primarily driven by the increase in billed minutes, offset by efficiencies gained from continued business process improvements.

For the three months ended December 31, 2004, other expenses were $25.0 million, compared with $8.8 million of other operating expenses for the three months ended December 31, 2003. This increase was primarily driven by increase in interest expense and amortization expense resulting from the merger that took place in June, 2004.

The net loss for the three months ended December 31, 2004 was $0.3 million as compared to net income of $9.1 million for the three months ended December 31, 2003 due to the increase in interest expense and amortization expense.

Twelve Months Ended December 31, 2003 and December 31, 2004

For the twelve months ended December 31, 2004, revenue was $145.0 million as compared to $140.6 million for the twelve months ended December 31, 2003, with the increase in revenue being driven by an 12% increase in billed minutes offset by an 8% decline in the average rate per minute.

For the twelve months ended December 31, 2004, cost of services was $47.5 million, compared with $47.9 million for the twelve months ended December 31, 2003. This decrease was primarily driven by the efficiencies gained from continued business process improvements.

For the twelve months ended December 31, 2004 other expenses were $83.2 million, compared with $39.9 million of other operating expenses for the twelve months ended December 31, 2003. This increase was primarily driven by increase in interest expense and amortization expense resulting from the merger that took place in June, 2004. The net income for the twelve months ended December 31, 2004 was $8.7 million as compared to net income of $32.4 million for the twelve months ended December 31, 2003. This decrease was primarily due to the increase in interest expense and amortization expenses.

As of December 31, 2004 total debt outstanding was $440.3 million and cash balances were $12.2 million.

Other Matters

In connection with the Merger, which occurred on June 11, 2004, certain loans to our Chief Executive Officer and Chief Financial Officer were modified to extend their maturities. These modifications were made when Language Line was a private company not subject to the Sarbanes-Oxley Act of 2002. Since then Language Line has become subject to the Sarbanes-Oxley Act and recently determined that the modifications were not compliant with the Act. Language Line intends to remedy this error as soon as possible.

Access to the Conference Call

To access the conference call, interested parties may dial (800) 862-9098 and provide the conference ID “LANGUAGE” to the attendant. A replay will be available beginning on April 1st, for seven days following the live event.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in each of Language Line’s and Holdings’ respective Annual Reports on Form 10-K for 2004 filed with the Securities and Exchange Commission (SEC).

Contact:

Matthew T. Gibbs II

Chief Financial Officer

Language Line, Inc. and Language Line Holdings, Inc.

(831) 648-5836

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Predecessor		Predecessor	Predecessor
	Three months ended December 31, 2003	Three months ended December 31, 2004	January 1, 2003 to December 31, 2003	January 1, 2004 to June 11, 2004	June 12, 2004 to December 31, 2004
Revenues	$35,245	$36,668	$140,641	$64,692	$80,284
Cost of services:
Interpreters	10,111	10,432	40,740	18,374	22,359
Telecommunications	1,339	1,627	6,646	2,882	3,364
Answer points	131	102	542	256	250

Total cost of services	11,581	12,161	47,928	21,512	25,973

Gross Margin	23,664	24,507	92,713	43,180	54,311
Other expenses:
Selling, general and administrative expenses	4,551	5,681	24,221	10,423	12,441
Interest - net	3,332	9,445	12,025	5,982	20,944
Merger related expenses	—	40	—	9,848	104
Depreciation and amortization	926	9,798	3,612	1,735	21,709

Total other expenses	8,809	24,964	39,858	27,988	55,198

Income (loss) before income taxes	14,855	(457)	52,855	15,192	(887)
Income tax provision (benefit)	5,757	(145)	20,467	5,968	(364)

Net income (loss)	$9,098	$(312)	$32,388	$9,224	$(523)

LANGUAGE LINE, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash	$4,571	$12,164
Accounts receivable - net of allowance for doubtful accounts of $714 in 2003 and $474 in 2004	21,603	19,626
Prepaid expenses and other current assets	1,909	1,820
Deferred taxes on income	1,230	411

Total current assets	29,313	34,021
Property and equipment, net	6,394	5,897
Goodwill	203,619	408,793
Intangible assets - net of accumulated amortization of $2,383 in 2003 and $20,307 in 2004	11,917	439,793
Deferred financing costs - net of accumulated amortization of $7,451 in 2003 and $1,046 in 2004	10,780	13,035
Other assets	1,402	1,333

Total assets	$263,425	$902,872

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$658	$462
Accrued payroll and related benefits	2,573	1,740
Accrued cost of interpreters	1,391	1,331
Other accrued liabilities	3,006	2,958
Income taxes payable	820	2,504
Current portion of derivative contracts liability	3,301	—
Current portion of long-term debt	26,504	12,947

Total current liabilities	38,253	21,942
Long-term debt	209,276	266,428
Senior subordinated notes	—	160,948
Deferred taxes on income	22,474	174,531

Total liabilities	270,003	623,849

Mandatorily redeemable preferred stock of Predecessor:
$.001 par value per share; 100,000 shares authorized; 45,000 shares designated as Series B preferred stock; no shares issued and outstanding at December 31, 2003 and 2004	—	—
Stockholders’ equity (deficit)
Common stock, $.001 par value per Predecessor share, 1,050,000 authorized and 983,200 issued shares at December 31, 2003; $.01 par value per Language Line, Inc. share and 1,000 shares authorized, issued and outstanding at December 31, 2004	1	—
Additional paid-in capital	6,414	281,207
Accumulated deficit	(12,741)	(523)
Deferred stock compensation	—	(1,661)
Less: Treasury stock; 21,450 shares at cost at December 31, 2003.	(252)	—

Total stockholders’ equity (deficit)	(6,578)	279,023

Total liabilities and stockholders’ equity (deficit)	$263,425	$902,872